Exhibit (d)(27)

Form of

Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of ______, between

Fidelity Management & Research Company

and

Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Central Investment Portfolios LLC	Fidelity Emerging Markets Equity Central Fund	Equity	09/17/2008

Agreed and Accepted

as of _____________

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